Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement No. 333-228051 on Form F-4/A of Navios Maritime Acquisition Corporation of our report dated April 5, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Navios Maritime Acquisition Corporation, which appears in this Amendment No. 1 to the Registration Statement No. 333-228051 on Form F-4/A. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

November 13, 2018